FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-05

Subject: **PUBLIC ANNOUNCEMENT** BBCMS 2020-C6 -- NEW ISSUE CMBS

BBCMS 2020-C6 -- NEW ISSUE CMBS$792.922 NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:

BARCLAYS CAPITAL INC. & SG AMERICAS SECURITIES, LLC

CO-MANAGERS:	BANCROFT CAPITAL, LLC & Drexel Hamilton

RATING AGENCIES:	S&P, FITCH & DBRS

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATINGS (S/F/D)	AVAILABLE SIZE ($MM)	C/E	WAL	LTV	DY
A-1	AAA/AAA/AAA	14.352	30.000%	2.87	39.6%	16.0%
A-2	AAA/AAA/AAA	88.400	30.000%	4.84	39.6%	16.0%
A-3**	AAA/AAA/AAA	[230.000]	30.000%	[9.80]	39.6%	16.0%
A-4**	AAA/AAA/AAA	[256.300]	30.000%	[9.87]	39.6%	16.0%
A-SB	AAA/AAA/AAA	26.810	30.000%	7.41	39.6%	16.0%
A-S	AA/AAA/AAA	105.576	18.000%	9.91	46.4%	13.7%
B	NR/AA-/AA(high)	37.392	13.750%	9.91	48.8%	13.0%
C	NR/A-/A	34.092	9.875%	9.96	51.0%	12.4%

** A-3 AND A-4 AVAILABLE SIZES ($MM) AND WALs ARE SUBJECT TO CHANGE AS DETAILED IN THE ATTACHED TERM SHEET. RANGE OF POSSIBLE AVAILABLE SIZES ($MM) BELOW:

A-3:	0 – 230.000
A-4:	256.300 – 486.300

--TRANSACTION SUMMARY--
POOL BALANCE:	$904,003,147
NUMBER OF LOANS:	45
NUMBER OF PROPERTIES:	118
WA CUT-OFF LTV:	56.6%
WA MATURITY LTV:	53.3%
WA U/W NCF DSCR:	2.75x
WA U/W NOI DY:	11.2%
WA MORTGAGE RATE:	3.61658%
TOP 10 LOANS %:	53.4%**
WA REM TERM MATURITY:	113 MONTHS

** Includes crossed loans #10, #11, #12, #13, and #14

LOAN SELLERS:	BARCLAYS (50.5%), SGFC (27.3%), SMC (22.2%)

TOP 5 PROPERTY TYPES:	Office (20.4%), Retail (20.2%), Mixed Use (19.0%), Multifamily (17.1%), Hotel (12.1%)

TOP 5 STATES:	NY (21.4%), CA (14.3%), GA (6.1%), NJ (6.0%), NC (5.8%)

MASTER SERVICER:	MIDLAND LOAN SERVICES
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
DIRECTING HOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS II L.P.
RISK RETENTION:	L-SHAPED
TRUSTEE:	WELLS FARGO BANK, NATIONAL ASSOCIATION
CERT. ADMIN.:	WELLS FARGO BANK, NATIONAL ASSOCIATION

--ANTICIPATED TIMING--
TERM SHEET/ANNEX A-1:	ATTACHED
RED PROSPECTUS:	MONDAY (1/27)
THIRD PARTY SYSTEMS:	TODAY (1/24)
ROADSHOW:	**SEE SCHEDULE BELOW**
CONFERENCE CALLS:	UPON DEMAND **CONTACT SALES COVERAGE**
PRE-SALE REPORTS:	TODAY - Monday (1/24 – 1/27)
EXPECTED SETTLEMENT:	2/19

--ROADSHOW SCHEDULE--
>> NORTHEAST:	MONDAY (1/27)
08:30AM EST:	Breakfast, Max Downtown - Alfred Room, Hartford, CT
12:00PM EST:	Lunch, Boston Harbor Hotel - John Adams Salon, Boston, MA

>> MIDWEST:	TUESDAY (1/28)
7:30AM CST:	Breakfast, Grand Hotel Minneapolis - Cedar Lake Room, 5th Floor, Minneapolis, MN

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-226850) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this document is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.